UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2010

Signature Exploration and Production Corp.
 (Exact name of Registrant as specified in its charter)

Delaware	333-382580	59-3733133
(State or other Jurisdiction of Incorporation or organization)	(Commission File Number)	(IRS Employer I.D. No.)

3200 Southwest Freeway, Ste 3300
Houston, Texas 77027
Phone: (888) 895-3594
Fax: (888) 800-5918

(Address, including zip code, and telephone and facsimile numbers, including area code, of registrant’s executive offices)

NA

(Former name, former address and former fiscal year, if changed since last report)

Item 1.01.    Entry into a Material Definitive Agreement

On February 10, 2010 , Signature Exploration and Production Corp. (the “Company”) entered into two Convertible Note Agreements ("Notes") for a total of $352,942.  The Company received aggregate proceeds of $300,000 reflecting a 15% original issue discount to the Note holders.

The Notes will accrue interest at the rate of 10% per annum and are due on February 10, 2011.  The note holders may convert any portion of the Notes that are outstanding, whether such portion represents principal or interest, into shares of common stock of the Company at a price equal to $0.65.

Simultaneously with the issuance of this Note, the Company issued to each Note holder a 5-year warrant (the “Warrant”) to purchase 207,493 shares of common stock of the Company issuable upon full conversion of the principal amount of this Note, exercisable at a price equal to $0.75

 The issuance of the Notes constitutes an unregistered sale of equity securities.  The issuance of the shares was exempt from the registration requirements of Section 5 of the Securities Act of 1933 (the "Act") pursuant to Section 4(2) of the Act since the shares were issued by the Company and did not involve any public offering.  These share recipients are closely related to and well known by the Company.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

(a)	The information included under Item 1.01 with respect to the issuance of the Convertible Note Agreements are incorporated under this Item 2.03.

 Item 3.02.   Unregistered Sales of Equity Securities

(a)	The information contained in Item 1.01 of this Current Report regarding the issuance of convertible promissory notes is incorporated by this reference into this Item 3.02.

Item 9.01.    Financial Statements and Exhibits

The following exhibits are filed as part of this current report.

Exhibit 10.1 Convertible Promissory Note
Exhibit 10.2 Common Stock Purchase Warrant

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Signature Exploration and Production Corp.

Dated: February 16, 2010	By:	/s/ Steven Weldon
Steven Weldon
Chief Executive Officer and Director